Exhibit 5.1

400 Berwyn Park
899 Cassatt Road
Berwyn, PA  19312-1183
610.640.7800
Fax 610.640.7835

January 30, 2018

Janel Corporation 300 Merrick Road, Suite 400 Lynbrook, New York 11563

Re: Registration Statement on Form S-8
Ladies and Gentlemen:
Reference is made to the registration statement on Form S-8 (the "Registration Statement") of Janel Corporation, a Nevada corporation (the "Company"), filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers up to 100,000 shares of the Company's common stock, par value $0.001 per share (the "Shares"), after giving effect to the 50:1 reverse stock split that occurred on April 15, 2015, issuable by the Company pursuant to awards granted or available for grant under the Company's 2013 Non-Qualified Stock Option Plan (the "2013 Plan").
We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation of the Company and the Amended and Restated By-laws of the Company, each as amended to date, the 2013 Plan, resolutions of the board of directors of the Company and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on certain representations of officers of the Company.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Janel Corporation

January 30, 2018

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Nevada, including statutory provisions and all applicable provisions of the Constitution of the State of Nevada and reported judicial decisions interpreting such laws of the State of Nevada, and the federal laws of the United States of America.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the 2013 Plan, will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
/s/ PEPPER HAMILTON LLP PEPPER HAMILTON LLP